Exhibit 10.3

Amendment to Employment Agreement
This Second Amendment (this “Amendment”), dated as of March 6, 2018, to the Employment Agreement, made as of July 18, 2014 and as amended as of December 6, 2016 (the “Employment Agreement”), between Florida Community Bank, National Association (the “Company”) and Les Lieberman (“Executive”).
WHEREAS, the Company and Executive now wish to further amend the Employment Agreement in accordance with the provisions of Section 7(m) of the Employment Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Employment Agreement as set forth herein.
Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“1.    Term of Employment. The term of employment under this Agreement shall commence as of May 1, 2014 (the “Effective Date”) and, subject to earlier termination as provided in Section 4 hereof, shall end on April 30, 2021 (the “Term”). For purposes of clarity, if Executive’s employment continues after the expiration of the Term, his employment shall be at-will.”
Except as specifically modified herein, the Employment Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.
This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first written above.

FLORIDA COMMUNITY BANK, NATIONAL ASSOCIATION By:/s/ Kent Ellert Name:Kent Ellert Title:President & Chief Executive Officer
LES LIEBERMAN /s/ Les Lieberman